As filed with the Securities and Exchange Commission on December 13, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASHLAND GLOBAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	81-2587835
(State of incorporation)	(I.R.S. Employer Identification No.)
50 E. RiverCenter Boulevard
Covington, Kentucky 41011
(859) 815-3333
(Address, including zip code, of principal registered offices)

Amended and Restated Ashland Inc. Deferred Compensation Plan for Employees (2005)
Amended and Restated Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005)
(Full title of the Plans)

Peter J. Ganz, Esq.
Senior Vice President, General Counsel and Secretary
50 E. RiverCenter Boulevard
Covington, Kentucky 41011
(Name and address of agent for service)

(859) 815-3333
(Telephone number, including areas code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$24,500,000(2)	100%	$24,500,000	$2,839.55

(1)
The Deferred Compensation Obligations  (the “Obligations”) are general unsecured and unfunded obligations of Ashland Global Holdings Inc. to pay deferred compensation in the future in accordance with the terms of the Amended and Restated Ashland Inc. Deferred Compensation Plan for Employees (2005) (the “Employee Deferred Compensation Plan”) and the Amended and Restated Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005) (the “Non-Employee Director Deferred Compensation Plan” and, together with the Employee Deferred Compensation Plan, the “Plans”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans. Totals of $20,000,000 and $4,500,000 are reserved as Obligations under the Employee Deferred Compensation Plan and Non-Employee Director Deferred Compensation Plan, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Employee Deferred Compensation Plan and the Non-Employee Director Deferred Compensation Plan, as applicable, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Ashland Global Holdings Inc., a Delaware corporation (“Ashland”, “we”, “our”, “us”, or the “Company”) are, as of their respective dates of filing with the Commission, hereby incorporated by reference in, and shall be deemed to be part of, this Registration Statement.

(a)	Ashland’s Annual Report filed on Form 10-K for the fiscal year ended September 30, 2016, filed with the Commission on November 21, 2016; and

(b)	Ashland’s Current Report on Form 8-K filed on November 28, 2016.

All reports and other documents subsequently filed by Ashland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

This section summarizes the material terms of the Obligations. Because this section is a summary, it does not describe every aspect of the Obligations. The summary contained herein of the Obligations in respect of any Plan is subject to and qualified in its entirety by reference to the terms of such Plan.

The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Employee Deferred Compensation Plan and  the Non-Employee Director Deferred Compensation Plan, as applicable. As further described below, the amount of compensation deferred by each participant, the future date(s) such compensation will be deferred until and the various hypothetical investments such deferred compensation will be allocated among are determined  with respect to the Employee Deferred Compensation Plan and Non-Employee Director Deferred Compensation Plan, in accordance with the elections of a participant under the applicable Plan and the provisions of such Plan.

Under the Non-Employee Director Deferred Compensation Plan and subject to its terms, each non-employee director of the Company (each, a “Non-Employee Director Participant”) may elect to defer receipt of all or part of such Non-Employee Director Participant’s compensation until such future date as the Non-Employee Director Participant elects in accordance with the terms of the Non-Employee Director Deferred Compensation Plan. A Non-Employee Director Participant may elect to receive his or her deferral account at either (i) a specified time or in installments not exceeding fifteen (15) years or (ii) a separation from service, including death, as either a lump sum or in installments not exceeding fifteen (15) years. Non-Employee Director Participants may allocate their deferred amounts among various hypothetical investments, which include a hypothetical investment in Company common stock. The Obligations in respect of the Non-Employee Director Deferred Compensation Plan represent the Company’s obligation to pay an amount equal to the sum of each Non-Employee Director Participant’s deferral account, adjusted by amounts credited or debited to such Non-Employee Director Participant based on the reported investment performance of the selected hypothetical investments, less all distributions made to such Non-Employee Director Participant pursuant to the Non-Employee Director Deferred Compensation Plan.

Under the Employee Deferred Compensation Plan and subject to its terms, each eligible employee of the Company (each, an “Employee Participant”) may elect to defer receipt of all or part of such Employee Participant’s compensation until such future date as the Employee Participant elects in accordance with the terms of the Employee Deferred Compensation Plan. An Employee Participant may elect to receive his or her deferral account at either (i) a specified time or in installments not exceeding fifteen (15) years or (ii) a separation from service, including due to death, as either a lump sum or in installments not exceeding fifteen (15) years; provided, however, that the distribution to an Employee Participant who is a specified employee under Section 409A of the U.S. Internal Revenue Code (the “Code”) must not be made before the earliest of (a) the date that is six months after the Employee Participant’s separation from service or (b) the date of the Employee Participant’s death; Employee Participants may allocate their deferred amounts among various hypothetical investments, which include a hypothetical investment in Company common stock. The Obligations in respect of the Employee Deferred Compensation Plan represent the Company’s obligation to pay an amount equal to the sum of each Employee Participant’s deferral account, adjusted by amounts credited or debited to such Employee Participant based on the reported investment performance of the selected hypothetical investments, less all distributions made to such Employee Participant pursuant to the Employee Deferred Compensation Plan.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

A.  Indemnification

The General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any individual made, or threatened to be made, a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, known as a derivative action, indemnification will be denied if the individual is liable to the corporation, unless otherwise determined by a court.

A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. In general, Ashland’s Amended and Restated Certificate of Incorporation (the “Certificate”) permits, and Ashland’s Amended and Restated By-laws (the “By-laws”) require, such indemnification with respect to directors and officers, to the fullest extent permitted under Delaware or other applicable law. Ashland is required by its By-laws to advance expenses that will be incurred by one of its directors or officers.

B.  Limitations on Directors’ Liability

The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Ashland’s Certificate provides that, to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors, no Ashland director shall be liable to Ashland or its shareholders for monetary damages for breach of fiduciary duty as a director.

C.  Contracts

Ashland has entered into indemnification agreements with each of its directors that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

D.  Insurance

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who are or were serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

Ashland has purchased insurance that (subject to certain terms and conditions, exclusions and deductibles) insures Ashland against certain costs that it might be required to pay by way of indemnification to directors or officers under Ashland’s organizational documents, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland. In addition, Ashland has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that Ashland or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index following the signature page to this Registration Statement and are incorporated herein by reference.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on this 13th day of December, 2016.

ASHLAND GLOBAL HOLDINGS INC.
(Registrant)

By:	/s/ Peter J. Ganz
Name: Peter J. Ganz
Title: Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2016
William A. Wulfsohn

*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 13, 2016
J. Kevin Willis

*	Vice President and Controller (Principal Accounting Officer)	December 13, 2016
J. William Heitman

*	Director	December 13, 2016
Brendan M. Cummins

*	Director	December 13, 2016
William G. Dempsey

*	Director	December 13, 2016
Stephen F. Kirk

*	Director	December 13, 2016
Vada O. Manager

*	Director	December 13, 2016
Barry W. Perry

*	Director	December 13, 2016
Mark C. Rohr

*	Director	December 13, 2016
George A. Schaefer, Jr.

*	Director	December 13, 2016
Janice J. Teal, Ph.D.

*	Director	December 13, 2016
Michael J. Ward

*
The undersigned, by signing his name hereto, executes this Registration Statement pursuant to a power of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.

*By:	/s/ Peter J. Ganz
Peter J. Ganz
Attorney-in-Fact
December 13, 2016

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

4.1
Amended and Restated Ashland Inc. Deferred Compensation Plan for Employees (2005) (as assumed by Ashland Global Holdings Inc.) (filed as Exhibit 10.3 to Ashland’s Form 10-K for the fiscal year ended September 30, 2008 (SEC File No. 001-32532), and incorporated herein by reference).

4.2
Amended and Restated Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005) (as assumed by Ashland Global Holdings Inc.) (filed as Exhibit 10.4 to Ashland’s Form 10-K for the fiscal year ended September 30, 2008 (SEC File No. 001-32532), and incorporated herein by reference).

4.3
Amendment to the Amended and Restated Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005) (as assumed by Ashland Global Holdings Inc.) (filed as Exhibit 10.4 to Ashland’s Form 10-Q for the quarter ended March 31, 2015 (SEC File No. 001-32532) and incorporated herein by reference).

*5.1	Opinion of Cravath, Swaine & Moore LLP.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of PricewaterhouseCoopers LLP.

*23.3	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1).

*23.4	Consent of Hamilton, Rabinovitz & Associates, Inc.

*24.1	Power of Attorney of each person whose signature on this Registration Statement was signed by another pursuant to a power of attorney.

*	Filed herewith.